Exhibit 2.2

AMENDMENT NO. 1 TO SECURITIES PURCHASE AGREEMENT

This Amendment No. 1 to Securities Purchase Agreement (the “Amendment”) is made and entered into as of October 6, 2017 by and between MoviePass Inc., a Delaware corporation (“MoviePass”), and Helios and Matheson Analytics Inc., a Delaware corporation (“Helios”).

WHEREAS, MoviePass and Helios are signatories to that certain Securities Purchase Agreement, dated August 15, 2017 (the “Purchase Agreement”); and

WHEREAS, MoviePass and Helios now desire to amend the Purchase Agreement as provided for herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Amendment as if fully set forth below, and the representations, warranties, covenants and agreements contained in the Purchase Agreement, and intending to be legally bound hereby, and in accordance with Section 7.11 of the Purchase Agreement, the parties hereby agree to amend the Purchase Agreement as follows:

1.           Unless otherwise expressly defined herein, all capitalized terms used in this Amendment shall have the same meaning as they are defined in the Purchase Agreement.

2.           The first sentence of Section 1.1(b) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“(b)          Subject to the terms and conditions of this Agreement, Helios agrees to purchase at the Closing and MoviePass agrees to sell and issue to Helios at the Closing, such number of shares of MoviePass common stock, $0.0001 par value per share (the “Common Stock”), equal to 51.71% of the then outstanding shares of Common Stock of MoviePass (on a fully-diluted basis, giving effect to the payment or conversion of any notes that convert into MoviePass capital stock that are outstanding immediately prior to the Closing, but excluding any outstanding options to purchase shares of Common Stock and warrants to purchase shares of MoviePass’s capital stock and the shares of Common Stock issuable upon conversion of the Kelly Note (as defined below)) for an aggregate purchase price of up to $28,500,000 (the “Maximum Purchase Price”), payable as provided in Subsection 1.1(c) below.”

3.           Section 1.1(c)(ii) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“(ii)         up to $18,500,000, payable as follows:”

4.           The first sentence of Section 1.1(c)(ii)(A) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“(A)     $11,450,000 in cash to be paid upon receipt of the MoviePass Stockholder Approval (as defined in Subsection 5.25 hereof), in the form of a loan in the principal amount of $11,500,000 (such principal amount inclusive of the Expense Payment (as defined below)) to be made by Helios to MoviePass in accordance with a Second and Amended and Restated Subordinated Convertible Note Purchase Agreement, substantially in the form of Exhibit B-1 attached to this Agreement (the “Amended Note Purchase Agreement”) whereby, in exchange for such payment, Helios will receive a subordinated convertible promissory note of MoviePass in the principal amount of $11,500,000, substantially in the form of Exhibit B-2 attached to this Agreement (the “MoviePass Note” and together with the Shares and any shares of capital stock of MoviePass issuable upon conversion of the MoviePass Note, the “MoviePass Securities”).

5.           Section 1.1(c)(ii)(B) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“(B) a promissory note in the principal amount of $5,000,000, in the form of Exhibit C attached to this Agreement, to be delivered by Helios to MoviePass at the Closing (the “Helios Note”); and”

6.           The Helios Note in the form attached as Exhibit C to the Purchase Agreement is hereby superseded by and replaced with the form attached as Exhibit A to this Amendment.

7.           Except as specifically amended hereby, the Agreement shall remain in full force and effect and all other terms of the Agreement remain unchanged. To the extent any provision of the Agreement is inconsistent with this Amendment, this Amendment shall control.

8.           This Amendment is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

9.           The language used in this Amendment will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

10.         This Amendment may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature delivered by fax or e-mail/.pdf transmission shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature, and deliver by such means shall be due deliver hereof.

11.         The headings of this Amendment are for convenience of reference and shall not form part of, or affect the interpretation of, this letter agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

MOVIEPASS, INC.

By:	/s/ Mitch Lowe
	Name:	Mitch Lowe
	Title:	Chief Executive Officer

HELIOS AND MATHESON ANALYTICS INC.

By:	/s/ Theodore Farnsworth
	Name:	Theodore Farnsworth
	Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to Securities Purchase Agreement]

EXHIBIT A

Helios Note